Exhibit 99.17
AFFIRMATION

Dated as of September 15, 2011

To:    Insider Guides, Inc. (the “Company”)
Quepasa Corporation (the “Parent”)

Reference is hereby made to (i) the Parent Voting Agreement, dated as of July 19, 2011, by and among the Parent, the Company and the undersigned (the “Voting Agreement”), and (ii) the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 19, 2011, by and among the Parent, IG Acquisition Company, a Delaware corporation and wholly-owned subsidiary of Parent, and the Company.

The undersigned understands and acknowledges that the Company is contemplating entering into Amendment No. 1 to the Merger Agreement (the “Amendment”), pursuant to which the terms of the consideration payable pursuant to the Merger Agreement shall be modified, a true, correct and complete copy of which Amendment and the other documents referenced in this Affirmation have been provided to the undersigned.

In consideration for, and as a condition to, consummation of the transactions described in the Merger Agreement, as amended by the Amendment, the undersigned agrees as follows:

1.           Notwithstanding anything to the contrary contained in the Voting Agreement, the Amendment shall not constitute a “Material Adverse Amendment” and the execution and delivery by the Company of the Amendment shall not trigger the “Expiration Time” or the termination of the Voting Agreement.

This Affirmation may be executed in counterparts, each of which when so executed shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned has executed this Affirmation as of the day and year first above written.

SHAREHOLDER:

MEXICANS & AMERICANS TRADING TOGETHER, INC.

By: /s/ Andres Gonzalez-Saravia Coss Name: Andres Gonzalez-Saravia Coss Title: President

Address: 5150 N. Loop 1604 West San Antonio, Texas 78249 Attention: Andres Gonzalez-Saravia Coss

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